Exhibit 99.1

Treasure Global Inc Announces Pricing of Upsized $8.0 Million Initial

Public Offering and Nasdaq Listing

New York, August 10, 2022 – Treasure Global Inc (Nasdaq: TGL) (“TGI”, or the “Company”), an innovative e-commerce platform providing seamless payment solutions and rewards programs, today announced the pricing of its upsized initial public offering of 2,000,000 shares of its common stock at a public offering price of $4.00 per share, for aggregate gross proceeds of approximately $8.0 million before deducting underwriting discounts, commissions, and other offering expenses. In addition, TGI has granted the underwriters a 45-day option to purchase up to an additional 300,000 shares of common stock at the public offering price per share, less the underwriting discounts and commissions, to cover over-allotments, if any.

The shares are expected to begin trading on the Nasdaq Capital Market on August 11, 2022, under the ticker symbol “TGL” and the offering is expected to close on or about August 15, 2022, subject to satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering primarily to increase its capitalization and financial flexibility, in addition to working capital and general corporate purposes.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), is acting as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-264364), was filed with the Securities and Exchange Commission ("SEC") and was declared effective on August 10, 2022, and a registration statement on Form S-1MEF (File No. 333-266760), was filed with the SEC on the same date and became effective upon filing. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Treasure Global Inc

TGI is an innovative Malaysian e-commerce platform providing seamless payment solutions for consumers and merchants with instant rebates and affiliate cashback programs. On a mission to bring together the worlds of online e-commerce and offline physical retailers, TGI is developing a portfolio of leading digital platforms for use throughout Southeast Asia (“SEA”) and Japan. In June 2020, TGI launched its proprietary product, the ZCITY App, a unique digital ecosystem that transforms and simplifies the e-payment experience for consumers, while simultaneously allowing them to earn rewards. In the ZCITY ecosystem, users can utilize Tazte, a revenue generating digital F&B management system providing merchants with a one-stop touchless management and automated solution to digitalize their businesses. As of July 2022, ZCITY had over 2,000,000 registered users and over 2,100 registered merchants.

For more information, please visit https://treasureglobal.co/.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information, please contact:

U.S. Investor Contact

Allison Soss

KCSA Strategic Communications

TGI@kcsa.com

Malaysian Investor Contacts

Jason Chiew / Jun Hao

Imej Jiwa Communications Sdn Bhd

jason@imejjiwa.com / junhao@imejjiwa.com

Media Contact

Sue Chuah, Chief Marketing Officer

Treasure Global Inc

sue@treasuregroup.co